Exhibit 5.1

November 22, 2019

Bio-Path Holdings, Inc.

4710 Bellaire Boulevard, Suite 210

Bellaire, Texas 77401

Dear Ladies and Gentlemen:

We have acted as legal counsel to Bio-Path Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registered direct offering and sale by the Company of 808,080 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), warrants to purchase up to 606,060 shares of Common Stock (the “Investor Warrants”) and the shares of Common Stock issuable upon the exercise of the Investor Warrants (the “Investor Warrant Shares”) covered by the registration statement on Form S-3 (File No. 333-231537) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (together with the base prospectus contained therein and prospectus supplement filed pursuant to Rule 424(b) under the Securities Act in connection with such offering (the “Prospectus Supplement”), the “Registration Statement”). We have also acted as legal counsel to the Company in connection with its issuance of warrants to purchase up to 48,485 shares of Common Stock (the “Placement Agent Warrants,” and together with the Investor Warrants, the “Warrants”) and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants (the “Placement Agent Warrant Shares,” and together with the Investor Warrant Shares, the “Warrant Shares”) covered by the Registration Statement. The Shares, Investor Warrants and Investor Warrant Shares are being offered and sold pursuant to that certain Securities Purchase Agreement, dated as of November 21, 2019 (the “Purchase Agreement”), by and among the Company and the purchasers identified on the signature pages thereto. The Placement Agent Warrants and the Placement Agent Warrant Shares are being issued pursuant to the Engagement Letter, dated as of November 20, 2019 (the “Engagement Letter”), by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”) as part of the compensation payable to the Placement Agent for acting as the exclusive placement agent to the Company in connection with the offering and sale of the Shares, Investor Warrants and Investor Warrant Shares.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus Supplement, (ii) a specimen certificate representing the Common Stock, (iii) the Purchase Agreement, (iv) the form of Investor Warrant, (v) the form of Placement Agent Warrant, (vi) the Engagement Letter, (vii) the Certificate of Incorporation of the Company, as currently in effect, (viii) the First Amended and Restated Bylaws of the Company, as currently in effect, and (ix) certain resolutions adopted by the Board of Directors of the Company and committees thereof with respect to the Purchase Agreement, the Engagement Letter and the issuance of the Shares, the Warrants and the Warrant Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that:

(1) the Shares have been duly authorized for issuance, and when issued and delivered by the Company and paid for pursuant to the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable;

(2) when the Investor Warrants have been duly executed by the Company and the Investor Warrants have been issued and sold pursuant to the terms of the Purchase Agreement and the Registration Statement, the Investor Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors' rights generally and by general principles of equity (including without limitation concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding at law or in equity;

(3) when the Placement Agent Warrants have been duly executed by the Company and the Placement Agent Warrants have been issued pursuant to the terms of the Engagement Letter and the Registration Statement, the Placement Agent Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors' rights generally and by general principles of equity (including without limitation concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding at law or in equity; and

(4) the Warrant Shares have been duly authorized and, upon the valid exercise in accordance with the terms of the Warrants and payment of the consideration required in connection therewith, the Warrant Shares will be validly issued, fully paid and non-assessable.

For purposes of our opinions in paragraphs (1) and (4) above, we express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). For purposes of our opinions in paragraphs (2) and (3) above, we express no opinion as to the law of any jurisdiction other than the State of New York. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed with the Commission in connection with the offering and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Winstead PC

Winstead PC